Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Registration Statement on Form S-4 of Silver Spike Acquisition Corp. of the Squar Milner LLP report dated April 30, 2020, relating to the consolidated financial statements of WM Holding Company, LLC, which appear in the Prospectus, which is part of this Registration Statement.  Squar Miller LLP merged into Baker Tilly US, LLP on November 1, 2020. As such, Baker Tilly US, LLP is a successor in interest to Squar Milner LLP.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/S/ BAKER TILLY US, LLP

Irvine, California

January 15, 2021